UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  June 24, 2015

T3 HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-55285	47-1738120
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

2807 Brahman Dr.
Manvel, TX 77578
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

832-266-2677
(ISSUER TELEPHONE NUMBER)

WBK 1 INC.
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 24, 2015, T3 Holdings, Inc. (the “Company”) entered into a term sheet (the “Term Sheet”) with Texas Trans Pacific Energy Advisors, LLC, a Texas limited liability company (“TTPEA”), and Chris Carter.  Collectively, the Company, TTPEA, and Mr. Carter are referred to herein as the “Parties.”

TTPEA is a newly formed entity that was created to provide advisory services to companies in the energy industry. As of the date of the Term Sheet, Mr. Carter owns 100% of TTPEA.  Pursuant to the Term Sheet, the Parties agreed that Company will purchase 50% of the ownership of TTPEA for an aggregate purchase price of $30,000.  The Company also had previously paid the costs of organization of TTPEA, and agreed to permit TTPEA to use the Company’s office space in Houston for the operations of TTPEA’s business, both of which are also considered to be part of the purchase price.  The Company will pay the $30,000 in six monthly installments of $5,000.

The Parties also agreed that once TTPEA has completed one or more business transactions with its third-party clients, the Company will have the right to purchase Mr. Carter’s 50% ownership interest in TTPEA, and that Mr. Carter has the right to determine the timing of the sale of his interest.  The Parties also agreed that to the extent that any of TTPEA’s clients pay for TTPEA’s services with equity warrants, Mr. Carter will have the right to retain ownership of 50% of any such warrants, and that TTPEA will retain ownership of the remaining warrants.

The Parties anticipate entering into a definitive agreement for the purchase of the Company’s 50% ownership shortly, and will disclose the terms of such definitive agreement following its execution.

T3 HOLDINGS, INC.

By:       /s/ Toan T. Tran
Toan T. Tran
Board of Directors CEO, President and Secretary.

Date: June 26, 2015